Exhibit 99.1

CoreSite Reports First-Quarter 2017 Financial Results Reflecting
Revenue Growth of 24% Year over Year

DENVER, CO – April 27, 2017 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the first quarter ended March 31, 2017.

Quarterly and Subsequent Highlights

•	Reported first-quarter total operating revenues of $114.9 million, representing a 24.3% increase year over year
•	Reported first-quarter net income per diluted share of $0.48, representing 29.7% growth year over year
•	Reported first-quarter funds from operations (“FFO”) of $1.13 per diluted share and unit, representing 31.4% growth year over year
•	Executed 128 new and expansion data center leases comprising 46,484 net rentable square feet (NRSF), representing $9.7 million of annualized GAAP rent at an average rate of $209 per square foot
•	Commenced 37,352 NRSF of new and expansion leases representing $9.1 million of annualized GAAP rent at an average rate of $244 per square foot
•	Realized rent growth on signed renewals of 1.9% on a cash basis and 5.5% on a GAAP basis and recorded rental churn of 1.1% in the first quarter
•	Subsequent to the end of the first quarter, CoreSite closed two separate financing transactions, resulting in additional liquidity of $275 million to support its growth and development plans
•

On April 24, 2017, CoreSite signed a contract to acquire a 2-acre land parcel immediately adjacent to its existing Santa Clara campus. CoreSite estimates that it can build approximately 160,000 square feet of new data center capacity, comprising 18 megawatts at full build out on this parcel.

“We continued our momentum from Q4 and started the year strongly in the first quarter. Importantly, we continued to execute on our business objectives while increasing efficiency and effectiveness across our organization,” said Paul Szurek, CoreSite’s Chief Executive Officer. “We are pleased to see sustained solid leasing activity, with new and expansion sales of nearly $10 million in the first quarter well distributed across each of our key verticals of network providers, cloud-service providers and enterprises. We believe our markets continue to generate exceptional demand for performance and proximity-sensitive colocation requirements. Our assets in these markets are tailored to address these specific needs and are located at key intersections of the Internet, with highly interconnected, robust customer ecosystems.”

Financial Results

CoreSite reported net income attributable to common shares of $16.3 million, or $0.48 per diluted share, for the three months ended March 31, 2017, compared to $11.3 million, or $0.37 per diluted share for the three months ended March 31, 2016, an increase of 29.7% on a per-share basis. On a sequential-quarter basis, net income attributable to common shares increased 9.1%.

CoreSite reported FFO per diluted share and unit of $1.13 for the three months ended March 31, 2017, an increase of 31.4% compared to $0.86 per diluted share and unit for the three months ended March 31, 2016. On a sequential-quarter basis, FFO per diluted share and unit increased 6.6%.

Total operating revenues for the three months ended March 31, 2017, were $114.9 million, a 24.3% increase year over year and an increase of 4.0% on a sequential-quarter basis.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Sales Activity

CoreSite executed 128 new and expansion data center leases representing $9.7 million of annualized GAAP rent during the first quarter, comprised of 46,484 NRSF at a weighted-average GAAP rental rate of $209 per NRSF.

CoreSite’s first-quarter data center lease commencements totaled 37,352 NRSF at a weighted average GAAP rental rate of $244 per NRSF, which represents $9.1 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the first quarter totaled $13.9 million in annualized GAAP rent, comprised of 95,108 NRSF at a weighted-average GAAP rental rate of $146 per NRSF, reflecting a 1.9% increase in rent on a cash basis and a 5.5% increase on a GAAP basis. The first-quarter rental churn rate was 1.1%.

Development and Acquisition Activity

CoreSite had a total of 116,212 square feet of turn-key data center capacity under construction as of March 31, 2017. As of the end of the first quarter, CoreSite had spent $16.9 million of the estimated $106.9 million required to complete the projects, which consisted of the following.

Reston – CoreSite commenced construction on the expansion of its Reston, Virginia data center campus, with 24,922 square feet of turn-key data center capacity within an existing building at VA3 (Phase 1A). As of March 31, 2017, CoreSite had incurred $0.2 million of the estimated $22.3 million required to complete this phase of the project, and expects to complete development in the fourth quarter of 2017. With its Reston campus expansion, CoreSite estimates it can build approximately 611,000 square feet of incremental data center capacity across multiple phases, including development of new data center capacity as well as ground-up development of a centralized infrastructure tower. In mid-year, CoreSite expects to commence construction on Phase 1B, an incremental 58,000 square feet of data center capacity.  CoreSite expects investment for this phase of approximately $85 million, $75 million of which is expected to be invested in 2017. During the first quarter, CoreSite also commenced construction on 3,087 square feet of turn-key data center capacity at VA1, which had previously been utilized as data center support space. CoreSite expects to spend $1.7 million to complete this expansion and expects to complete construction in the third quarter of 2017.

Washington D.C. – CoreSite commenced construction on 24,563 square feet of turn-key data center capacity at DC2. CoreSite expects to complete construction in the fourth quarter of 2017, at a cost of $17.4 million.

Boston – CoreSite had 13,735 square feet of turn-key data center capacity under construction at BO1. As of March 31, 2017, CoreSite had incurred $0.2 million of the estimated $7.8 million required to complete this expansion and expects to complete construction in the third quarter of 2017.

Denver – CoreSite had 8,276 square feet of turn-key data center capacity under construction at DE1. As of March 31, 2017, CoreSite had incurred $8.4 million of the estimated $12.5 million required to complete this expansion and expects to complete construction in the third quarter of 2017.

Los Angeles – CoreSite commenced construction on 41,629 square feet of turn-key data center capacity at LA2. As of March 31, 2017, CoreSite had incurred $8.0 million of the estimated $45.2 million required to complete the expansion and expects to complete construction in the fourth quarter of 2017. In addition, CoreSite

© 2017, CoreSite, L.L.C. All Rights Reserved.

placed 4,726 square feet of turn-key data center capacity into service at LA2. This incremental turn-key data center capacity was 100% pre-leased and is reflected in CoreSite’s stabilized operating portfolio.

Santa Clara – On April 24, 2017, CoreSite signed a contract to acquire a 2-acre land parcel immediately adjacent to its existing Santa Clara campus. CoreSite estimates that it can build approximately 160,000 square feet of new data center capacity, comprising 18 megawatts at full build out on this parcel, and currently anticipates closing on the land in the third quarter of 2017, subject to customary due diligence. CoreSite estimates the cost of the land, building and first phase of turn-key data center capacity, including costs associated with design, entitlement and permitting, to be approximately $118 million.

Balance Sheet and Liquidity

As of March 31, 2017, CoreSite had net principal debt outstanding of $720.6 million, correlating to 2.8 times first-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $835.6 million, correlating to 3.2 times first-quarter annualized adjusted EBITDA.

Subsequent to the end of the first quarter, CoreSite executed two separate financing transactions resulting in additional liquidity of $275 million, which was used to pay down all outstanding amounts on the revolving portion of its existing credit facility and for general corporate purposes.

The first transaction results in an incremental $100 million of liquidity by expanding the existing $100 million senior unsecured term loan of CoreSite’s operating partnership, CoreSite, L.P. (the “Operating Partnership”), originally scheduled to mature in 2019, to $200 million. This expanded term loan has a new five-year term maturing in April 2022, and bears interest at a variable rate of 1.5% over LIBOR. In addition, the Operating Partnership issued and sold an aggregate principal amount of $175 million of its 3.91% Senior Notes due April 20, 2024, in a private placement.

As a result of the above financings, CoreSite has $362.5 million of total liquidity consisting of available cash and capacity on the revolving credit facility.

Dividend

On March 9, 2017, CoreSite announced a dividend of $0.80 per share of common stock and common stock equivalents for the first quarter of 2017. The dividend was paid on April 17, 2017, to shareholders of record on March 31, 2017.

CoreSite also announced on March 9, 2017, a dividend of $0.4531 per share of Series A preferred stock for the period January 18, 2017, to April 16, 2017. The preferred dividend was paid on April 17, 2017, to shareholders of record on March 31, 2017.

2017 Guidance

CoreSite is increasing its 2017 guidance of net income attributable to common shares in the range of $1.73 to $1.83 per diluted share. In addition, CoreSite is increasing its guidance of FFO per diluted share and unit to a range of $4.35 to $4.45, with the difference between net income and FFO being real estate depreciation and amortization.

© 2017, CoreSite, L.L.C. All Rights Reserved.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in REITWeek: NAREIT's Investor Forum from June 6, 2017, through June 8, 2017, at the New York Hilton Midtown in New York, NY.

Conference Call Details

CoreSite will host a conference call on April 27, 2017, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until May 11, 2017, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13658058.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,000 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 400+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Corporate Communications

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

© 2017, CoreSite, L.L.C. All Rights Reserved.

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s ability to service existing debt; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets
(in thousands)

	March 31, 2017	December 31, 2016
Assets:
Investments in real estate:
Land	$97,258	$100,258
Buildings and improvements	1,475,029	1,472,580
	1,572,287	1,572,838
Less: Accumulated depreciation and amortization	(395,039)	(369,303)
Net investment in operating properties	1,177,248	1,203,535
Construction in progress	98,695	70,738
Net investments in real estate	1,275,943	1,274,273
Cash and cash equivalents	2,386	4,429
Accounts and other receivables, net	21,369	25,125
Lease intangibles, net	8,743	9,913
Goodwill	41,191	41,191
Other assets, net	102,957	96,372
Total assets	$1,452,589	$1,451,303

Liabilities and equity:
Liabilities
Debt, net	$719,657	$690,450
Accounts payable and accrued expenses	55,164	72,519
Accrued dividends and distributions	41,097	41,849
Deferred rent payable	9,099	7,694
Acquired below-market lease contracts, net	4,086	4,292
Unearned revenue, prepaid rent and other liabilities	34,820	37,413
Total liabilities	863,923	854,217

Stockholders' equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	338	334
Additional paid-in capital	444,653	438,531
Accumulated other comprehensive income (loss)	332	(101)
Distributions in excess of net income	(128,797)	(118,038)
Total stockholders' equity	431,526	435,726
Noncontrolling interests	157,140	161,360
Total equity	588,666	597,086
Total liabilities and equity	$1,452,589	$1,451,303

© 2017, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Operating revenues:
Data center revenue:
Rental revenue	$64,251	$54,219	$50,018
Power revenue	30,861	28,844	24,713
Interconnection revenue	14,512	13,374	12,024
Tenant reimbursement and other	2,276	2,826	2,246
Total data center revenue	111,900	99,263	89,001
Office, light-industrial and other revenue	3,021	2,011	1,918
Total operating revenues	114,921	101,274	90,919

Operating expenses:
Property operating and maintenance	29,226	28,283	23,840
Real estate taxes and insurance	4,504	3,524	3,723
Depreciation and amortization	32,338	26,981	24,493
Sales and marketing	4,503	4,465	4,117
General and administrative	8,124	9,432	9,718
Rent	5,962	5,967	5,385
Impairment of internal-use software	—	—	322
Transaction costs	—	117	—
Total operating expenses	84,657	78,769	71,598
Operating income	30,264	22,505	19,321
Gain on real estate disposal	—	—	—
Interest income	—	34	1
Interest expense	(5,107)	(3,222)	(1,921)
Income before income taxes	25,157	19,317	17,401
Income tax expense	(97)	2	(14)
Net income	25,060	19,319	17,387
Net income attributable to noncontrolling interests	6,684	5,055	5,960
Net income attributable to CoreSite Realty Corporation	18,376	14,264	11,427
Preferred stock dividends	(2,084)	(2,084)	(2,085)
Net income attributable to common shares	$16,292	$12,180	$9,342

Net income per share attributable to common shares:
Basic	$0.49	$0.36	$0.32
Diluted	$0.48	$0.36	$0.32

Weighted average common shares outstanding:
Basic	33,558,787	33,425,762	28,747,900
Diluted	33,981,776	33,912,155	29,183,879

© 2017, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO
(in thousands, except per share data)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income	$25,060	$23,161	$19,606
Real estate depreciation and amortization	31,029	29,354	23,385
FFO	$56,089	$52,515	$42,991
Preferred stock dividends	(2,084)	(2,085)	(2,084)
FFO available to common shareholders and OP unit holders	$54,005	$50,430	$40,907

Weighted average common shares outstanding - diluted	33,982	33,860	30,695
Weighted average OP units outstanding - diluted	13,851	13,851	16,856
Total weighted average shares and units outstanding - diluted	47,833	47,711	47,551

FFO per common share and OP unit - diluted	$1.13	$1.06	$0.86

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
(in thousands)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income	$25,060	$23,161	$19,606
Adjustments:
Interest expense, net of interest income	5,107	4,698	2,011
Income taxes	97	74	4
Depreciation and amortization	32,338	30,674	24,770
EBITDA	$62,602	$58,607	$46,391
Non-cash compensation	1,802	2,018	2,093
Transaction costs / litigation	—	—	3
Adjusted EBITDA	$64,404	$60,625	$48,487

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2017, CoreSite, L.L.C. All Rights Reserved.